     As filed with the Securities and Exchange Commission on June 23, 1998
                                                  Registration No. 33-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------
                                    FORM S-8
                (Containing a Reoffer Prospectus on Form S-3)
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------
                                 SAFETY 1ST, INC.
             (Exact name of registrant as specified in its charter)

       MASSACHUSETTS                                     04-2836423
(State or other jurisdiction of                       (I.R.S. Employer
incorporation or organization)                        Identification No.)

                               210 BOYLSTON STREET
                       CHESTNUT HILL, MASSACHUSETTS 02167
                                 (617) 964-7744
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                           1996 EMPLOYEE AND DIRECTOR
                                STOCK OPTION PLAN
                            (Full title of the Plan)
                             ----------------------

                                 Michael Lerner
                             Chief Executive Officer
                                Safety 1st, Inc.
                               210 Boylston Street
                       Chestnut Hill, Massachusetts 02167
                                 (617) 964-7744
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 ---------------
                          Copies of communications to:
                             STANLEY CYGELMAN, ESQ.
                                 KASSLER & FEUER
                           A PROFESSIONAL CORPORATION
                                 101 ARCH STREET
                           BOSTON, MASSACHUSETTS 02110
                                 (617) 439-3800

                                 ---------------

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------
Title of securities to    Amount to     Proposed          Proposed      Amount
be registered             be            maximum           maximum       of
                          registered    offering          aggregate     registra
                                        price per         offering      -tion
                                        share             price         fee (1)
----------------------------------------------------------------------------------
Common Stock, par          325,000      $ 7.25(2)    $ 2,356,250.00      $  695.09
value $0.01 per share
----------------------------------------------------------------------------------
Common Stock, par           24,700      $ 5.00(3)    $   123,500.00      $   36.43
value $0.01 per share
----------------------------------------------------------------------------------
Common Stock, par          452,950      $ 6.00(3)    $ 2,717,700.00      $  801.72
value $0.01 per share
----------------------------------------------------------------------------------
Common Stock, par           21,100      $ 6.25(3)    $   131,875.00      $   38.90
value $0.01 per share
----------------------------------------------------------------------------------
Common Stock, par           85,127      $ 6.36(3)    $   541,407.72      $  159.72
value $0.01 per share
----------------------------------------------------------------------------------
Common Stock, par           58,801      $ 6.50(3)    $   382,206.50      $  112.75
value $0.01 per share
----------------------------------------------------------------------------------
Common Stock, par           14,750      $6.625(3)    $    97,718.75      $   28.83
value $0.01 per share
----------------------------------------------------------------------------------
Common Stock, par          175,000      $ 7.25(3)    $ 1,268,750.00      $  374.28
value $0.01 per share
----------------------------------------------------------------------------------
Common Stock, par          250,000      $ 7.63(3)    $ 1,907,500.00      $  562.71
value $0.01 per share
----------------------------------------------------------------------------------
Common Stock, par           17,367      $ 8.50(3)    $   147,619.50      $   43.55
value $0.01 per share
----------------------------------------------------------------------------------
Common Stock, par           12,500      $ 8.63(3)    $   107,875.00      $   31.82
value $0.01 per share
----------------------------------------------------------------------------------
Common Stock, par           20,000      $ 8.80(3)    $   176,000.00      $   51.92
value $0.01 per share
----------------------------------------------------------------------------------
Common Stock, par              100      $ 8.88(3)    $       888.00      $    0.26
value $0.01 per share
----------------------------------------------------------------------------------
Common Stock, par           20,000      $ 9.00(3)    $   180,000.00      $   53.10
value $0.01 per share
----------------------------------------------------------------------------------
Common Stock, par              400      $ 9.75(3)    $     3,900.00      $    1.15
value $0.01 per share
----------------------------------------------------------------------------------
Common Stock, par           21,130      $10.00(3)    $   211,300.00      $   62.33
value $0.01 per share
----------------------------------------------------------------------------------
Common Stock, par            1,025      $10.50(3)    $    10,762.50      $    3.17
value $0.01 per share
----------------------------------------------------------------------------------
Common Stock, par               50      $11.38(3)    $       569.00      $    0.17
value $0.01 per share
----------------------------------------------------------------------------------
          Total:         1,500,000                   $10,365,821.97      $3,057.92
----------------------------------------------------------------------------------

----------

(1)  Calculated pursuant to Section 6(b).

(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h), based upon $7.25, the average of the high ($7.50) and low ($7.00) price of Safety 1st, Inc.'s Common Stock, par value $0.01, as reported on The Nasdaq Stock Market's National Market on June 17, 1998.

(3) Such shares are issuable, or have been issued, upon the exercise of outstanding options with fixed exercise prices. Pursuant to Rule 457(h), the aggregate offering price and the fee have been computed upon the basis of the price at which the options may be exercised or have been exercised, as the case may be.

                                EXPLANATORY NOTE

     This Registration Statement has been prepared in accordance with the requirements of Form S-8 and relates to the Registrant's Common Stock offered pursuant to the Registrant's 1996 Employee and Director Stock Option Plan. This Registration Statement also includes a Prospectus prepared in accordance with the requirements of Part I of Form S-3, which relates to reoffers and resales by certain of the Registrant's affiliates and one non-affiliate employee of the Company of shares of the Registrant's Common Stock acquired upon exercise of options granted pursuant to the 1996 Employee and Director Stock Option Plan.

REOFFER PROSPECTUS

                                 517,050 SHARES

                                SAFETY 1ST, INC.

                                  COMMON STOCK


     This Prospectus (this "Prospectus") relates to the reoffer and resale of an aggregate of 517,050 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of Safety 1st, Inc. (the "Company" or the "Registrant"). The Shares may be acquired, or have been acquired, by certain officers and directors of the Company and others who may be deemed to be "affiliates" of the Company (as defined in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act"), as well as one non-affiliate employee of the Company, all as identified herein (the "Selling Stockholders"), from time to time upon exercise of stock options granted under the Company's 1996 Employee and Director Stock Option Plan (the "1996 Employee and Director Plan"). The Company may from time to time supplement and/or amend this Prospectus to cover additional shares that underlie options granted to "affiliates" of the Company.

         The Selling Stockholders have not advised the Company of any specific plans for the distribution of the Shares, but it is anticipated that the Shares may be offered by the Selling Stockholders, from time to time, primarily in transactions on The Nasdaq Stock Market's National Market ("The Nasdaq Stock Market"), although sales may also be made in negotiated transactions or otherwise. See "Selling Stockholders" and "Plan of Distribution".

         None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company. The Company has agreed to bear all of the expenses incurred in connection with the registration of the Shares, but all commissions or other fees payable to broker-dealers in connection with any sale of the Shares will be borne by the Selling Stockholders or other party selling such Shares.

        The Common Stock of the Company is traded on The Nasdaq Stock Market under the symbol "SAFT". On June 17, 1998, the last sale price for the Common Stock as reported by The Nasdaq Stock Market was $7.0625 per share.

        SEE "INVESTMENT CONSIDERATIONS" FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is June 23, 1998.

                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files periodic reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Commission's Web site address is http://www.sec.gov.

         The Company has filed with the Commission a Registration Statement (which term shall include all amendments, exhibits and schedules thereto) on Form S-8 under the Securities Act with respect to the Shares offered hereby (the "Registration Statement"). This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Statements made in this Prospectus as to the contents of any document referred to are not necessarily complete. With respect to each such document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained therefrom at prescribed rates.

        The Common Stock is quoted on The Nasdaq Stock Market. Reports, proxy and information statements and other information concerning the Company can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus and made a part hereof:

        (a) The Company's Annual Report on Form 10-K for the fiscal year ended January 3, 1998.

        (b) The Company's Quarterly Report on Form 10-Q for the period ended April 4, 1998.

        (c) The Company's Registration Statement on Form 10, filed with the Commission on March 22, 1993, File No. 0-21404, under Section 12 of the Exchange Act, which contains a description of the Company's Common Stock.

        All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be incorporated by reference into this Prospectus and shall be deemed to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement.

        The Company will provide, upon written or oral request, without charge to each person to whom a copy of this Prospectus is delivered, a copy of any or all of the documents which have been or may be incorporated in this Prospectus by reference (except exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such copies should be directed to Ms. Catherine Horton, Investor Relations, Safety 1st, Inc., 210 Boylston Street, Chestnut Hill, Massachusetts 02167, Telephone Number
(617) 928-3149.

                                   THE COMPANY

        The Company is a leading developer, marketer and distributor of juvenile products. The Company believes that it has increased consumer awareness of child safety issues and that its flagship brand name, Safety 1st(R), is closely associated with child safety among consumers. The Company's first products -- the original yellow and black, diamond shaped Baby on Board and Child on Board automobile window displays -- provided the Company with national attention and distribution for its juvenile products. The Company has continually broadened its line of safety products from basic items, such as outlet plugs and drawer and cabinet locks, to safety gates, bed rails and balcony guards. The Company believes that it is currently the leading supplier of child safety products in the United States.

        By capitalizing on the strength of its Safety 1st brand name, the Company has expanded its product offerings into related categories. In 1987, the Company began its successful expansion into the child care, convenience and activity product categories, and now sells items such as baby monitors, walker alternatives, activity gyms, bath seats, toddler cups, pacifiers, teethers, gates, potty trainers, booster seats, infant health care items, bath accessories, feeding products and travel accessories. In late 1993, the Company introduced a new line of home security products, which includes locks, bolts and latches for doors, windows and cabinets.

        The Company believes that sales within the juvenile products industry increased over the past several years because of the introduction of new products and the increased marketing efforts of juvenile product manufacturers combined with favorable demographic trends. Between 1989 and 1996 the Company experienced significant growth with net sales increasing from $7.7 million to $105.8 million. For the year ended January 3, 1998, the Company reported sales of $105.0 million.

        In 1996, the Company faced significant financial and operational challenges and recorded a net loss of $44.8 million. The Company recognized that its product offerings had exceeded a manageable level and included products outside of its core competency. This, combined with the continual expansion of the customer base, had led to additional complexity in all operational aspects of the business, as well as a significant increase in general and administrative expenses, and an increase in the Company's working capital requirements. As a result, the Company evaluated its business strategy and took the first steps to refocus its business on its traditional core product lines, trade channels and customer base. An extensive analysis of each product was conducted based on various criteria including certain sales, quality, inventory turn, margin contribution and profitability objectives. The analysis indicated that approximately 350 of the Company's 650 products did not meet these criteria, and a strategic decision was made to eliminate these products from the line. In addition, the Company took decisive steps to further simplify operations with the reduction of package assortment options available to a retailer for a given product, and decreasing the number of stock keeping units (SKUs) from 2,300 to 600 at the end of 1996.

        During 1997, the Company began to experience the positive effects of the initiatives undertaken in 1996. With a much sharper focus, simplified business practices, and a significantly reduced product line, the Company rebuilt its operational structure and placed stronger emphasis on improved fiscal management. By the end of the fiscal year, the Company had tightened expense controls to achieve a meaningful reduction in selling, general and administrative expenses, realized increased profit margins and had overhauled its capital structure to increase strategic flexibility.

        The Company currently distributes approximately 375 products to approximately 2,500 customers, the largest among them being Wal-Mart, Toys-R-Us, and Kmart. In 1997, point of sale data compiled by an independent tracking firm, The NPD Group, Inc., indicated the Company had gained or maintained leadership positions in virtually all of its core product categories, including child safety products, infant health products, potty seats, booster seats, bath tubs, bath accessories, nursery monitors, alternative walkers, bath seats, and bed rails. The Company maintains its belief that continued development of new, innovative, high quality products which meet the Company's new profitability standards, combined with strong brand name recognition and commitment to customer service, will continue to enhance its image as a leader in the juvenile products market and facilitate its continued growth in its core product categories.

        The Company was incorporated in Massachusetts in March, 1984. The Company's principal executive offices are located at 210 Boylston Street, Chestnut Hill, Massachusetts 02167, and its telephone number is (617) 964-7744.

                            INVESTMENT CONSIDERATIONS

        Prospective investors should carefully consider the following investment considerations, in addition to the other information appearing in or incorporated by reference into this Prospectus, before purchasing Shares offered by this Prospectus.

        NEW PRODUCT INTRODUCTIONS. From its inception through 1995, the Company experienced rapid growth, both in sales and product offerings. The growth of the Company has been, and will continue to be, largely dependent upon the ability of the Company to continue to introduce new products which will be accepted by the market. However, as a result of the Company's product repositioning, there can be no assurance that the Company will be able to attain a vigorous rate of growth which it had experienced previously, that it will continue to generate new product ideas which meet the Company's profit and return on investment objectives or that new product introductions will be well received by the market.

        ABILITY TO IMPLEMENT NEW INFORMATION SYSTEM. The Company is in the process of implementing a new, fully integrated enterprise-wide computer information system. The ability of the company to improve the management of its operations and working capital are dependent upon the timely and successful implementation of this system. In addition, the new computer system is fully compliant with Year 2000, whereas the current system used by the Company requires modifications to become Year 2000 compliant. Any significant delay or inability to adequately implement this system may have a material adverse affect on the Company's business and its results of operations.

        ABILITY TO MANAGE OPERATIONS AND FUTURE GROWTH. The Company's continued success is also dependent upon its ability to manage the Company's repositioned operation, which in turn will require it to continue to implement and improve the operational and financial systems introduced in late 1996 and in 1997, and to attract, train and retain qualified employees to meet the Company's needs during its strategic repositioning and future anticipated growth. These demands are expected to require additional management resources and the development of additional expertise by existing management. The failure to manage its operations effectively would have a material adverse effect on the company.

        DEMAND FOR THE COMPANY'S PRODUCTS. The success of the Company's business depends in large part on continued consumer demand for its juvenile and home security products. Changes in consumer demand due to general economic weakness or to less favorable child bearing demographics, among other factors, could have a material adverse effect on the Company.

        RELIANCE ON CONTRACT MANUFACTURERS: FOREIGN MANUFACTURING. The Company does not own or operate its own manufacturing facilities. Manufacturing is performed to the Company's specifications by over 20 manufacturers located in the Far East, the United Kingdom, Canada and the United States. As a result of not owning its own manufacturing facilities, the Company has less control over the product manufacturing cycle necessary to bring products, both newly introduced and existing products, to market. Failure of a third party manufacturer to produce a product according to the Company's specifications or to adhere to the Company's schedules may have a material adverse effect on the Company's business and its results of operations.

        Historically, the Company has derived over 50% of its sales from products manufactured in the Far East, mainly in China. Obtaining its products from foreign manufacturers subjects the Company to a number of additional risks, including transportation delays and interruptions, political and economic disruptions, the imposition of tariffs, quotas and other import or export controls, currency fluctuations and changes in governmental policies, particularly those affecting trade with China. Although, the Company continues to explore alternative manufacturing sources outside of China, there can be no assurance that the Company will be able to utilize alternative sources of supply in a timely and cost effective manner.

        In addition, because the Company relies largely on foreign manufacturers, the Company is required to order products further in advance of customer orders than would generally be the case if such products were manufactured domestically. The risk of ordering products in this manner is greater during the initial introduction of new products since it is difficult to determine demand for such products.

        DEPENDENCE ON MAJOR CUSTOMERS: CREDIT RISKS. The three largest customers of the Company have historically accounted for approximately 50% of the Company's net sales. A significant reduction of purchases by any of the Company's largest customers could have a material adverse effect on the Company's business. The uncertain environment in the retail industry could jeopardize the business prospects of the Company's customers and impose significant credit risks.

        PRODUCT LIABILITY RISKS. The Company's juvenile products are used for and by small children and infants. The Company's home security products, such as the carbon monoxide detector, are intended for protection of health and safety of individuals. The Company carries product liability insurance in amounts which management deems adequate to cover risks associated with such use; however, there can be no assurance that existing or future insurance coverage will be sufficient to cover all product liability risks.

        GOVERNMENT REGULATION. The Company's products are subject to the provisions of the Federal Consumer Product Safety Act and the Federal Hazardous Substances Act (the "Acts") and the regulations promulgated thereunder. The Acts authorize the Consumer Product Safety Commission (the "CPSC") to protect the public from products which present a substantial risk of injury. The CPSC can require the repurchase or recall by the manufacturer of articles which are found to be defective and impose fines or penalties on the manufacturer. Similar laws exist in some states and cities and in other countries in which the Company markets its products. Any recall of its products could have a material adverse effect on the Company.

        COMPETITION. The juvenile products and home security industries are highly competitive and include numerous domestic and foreign competitors, some of which are substantially larger and have greater financial and other resources than the Company. The Company competes on the basis of product innovations, brand name recognition, price, quality, customer service and breadth of product line.

        COST OF DEBT. Interest rate increases will have an adverse effect on the Company's earnings.

        INTERNATIONAL SALES AND EXPANSION. The Company is actively attempting to expand its international sales. In 1997, international sales represented 19% of the Company's revenue. To the extent that customers of the Company's products pay for their purchases in U.S. dollars, currency fluctuations which favor the U.S. dollar could have a material adverse effect on the Company's business and its results of operations.

        PREFERRED STOCK REDEMPTION: The holders of the Company's Series B Preferred Stock have the right to require the Company to redeem the preferred stock immediately under certain conditions, provided that the holders surrender their ten-year warrants to purchase approximately 1,270,000 shares of Common Stock. Upon such occurrence the Company may be in default under the provision of its credit facility which prohibits the redemption of the preferred stock. Failure to honor the redemption would result in a default under the terms of the preferred stock.

         SHARES ELIGIBLE FOR FUTURE SALE. As of May 31, 1998, the Company had a total of 7,231,122 shares of Common Stock outstanding, of which 3,170,971 shares are freely tradeable by persons other than "affiliates" of the Company, without restrictions under the Securities Act. The remaining 4,060,151 shares are "restricted" securities within the meaning of Rule 144 under the Securities Act ("Restricted Shares") and may not be sold unless they are registered under the Securities Act or an exemption from registration (including Rule 144) is available.

         Including the Shares offered hereby, as of May 31, 1998, approximately 3,135,981 shares of the Company's Common Stock may be issued upon exercise of currently outstanding options and warrants, as follows:

     (i) Approximately 361,401 of such shares underlie options granted under the Company's 1993 Incentive and Nonqualified Stock Option Plan (of which approximately 338,201 are exercisable as of May 31, 1998).

     (ii) Approximately 273,684 of such shares underlie options granted under the Company's 1993-A Employee and Director Stock Option Plan (of which approximately 250,010 are exercisable as of May 31, 1998).

     (iii) Approximately 1,174,950 of such shares underlie options granted under the 1996 Employee and Director Plan (of which approximately 549,821 are exercisable as of May 31, 1998).

     (iv) Approximately 37,600 of such shares underlie options granted under the Company's 1996 Nonqualified Stock Option Plan (of which approximately 29,701 are exercisable as of May 31, 1998).

     (v) 20,000 of such shares underlie options granted outside of any plan to a director of the Company (all of which are exercisable as of May 31, 1998).

     (vi) 1,268,346 of such shares underlie warrants granted to BT Capital Partners, Inc. and Bear, Stearns & Co. Inc., as more particularly described in the Company's Report on Form 8-K filed with the Commission on August 6, 1997.

        No predictions can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock.


                                 USE OF PROCEEDS

        The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders.


                              SELLING STOCKHOLDERS


        This Prospectus relates to the offering by the Selling Stockholders of Shares acquired by the Selling Stockholders upon the exercise of options granted under the 1996 Employee and Director Plan.

        The following table sets forth (1) the name of each Selling Stockholder, (2) the nature of any position, office or other material relationship that the Selling Stockholder has or has had within the past three years with the Company or any of its predecessors or affiliates, (3) the amount of Common Stock owned by such Selling Stockholder prior to the offering and the percentage of the outstanding Common Stock that such amount represents (if one percent or more), (4) the amount to be offered for the Selling Stockholder's account and (5) the amount and (if one percent or more) the percentage of the Common Stock to be owned by such Selling Stockholder after completion of the offering. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Stockholders may offer the Shares for resale from time to time. See "Plan of Distribution."


-----------------------------------------------------------------------------------------------------
NAME OF               POSITION, OFFICE         OWNERSHIP                          OWNERSHIP
SELLING STOCKHOLDER   OR MATERIAL              PRIOR TO OFFERING     NUMBER OF    AFTER OFFERING
                      RELATIONSHIP             -------------------   SHARES       -------------------
                                               Number of   Percent   BEING        Number of   Percent
                                               Shares(1)             OFFERED      Shares(2)
-----------------------------------------------------------------------------------------------------

Curt R. Feuer         Director and                90,000(5) 1.23%    20,000          70,000      (4)
                      Clerk
-----------------------------------------------------------------------------------------------------
Andrew C. Genor       Treasurer and Chief        100,000    1.36%   100,000               0       0%
                      Financial Officer
-----------------------------------------------------------------------------------------------------
Michael Lerner        Director,                2,784,000   38.42%    20,000       2,764,000   38.39%
                      Chairman of the
                      Board of
                      Directors and
                      Chief Executive
                      Officer (3)
-----------------------------------------------------------------------------------------------------
Stephen Orleans       President of                50,850      (4)    40,000          10,850      (4)
                      Safety 1st Home
                      Products Canada, Inc.,
                      a Subsidiary of
                      the Company
-----------------------------------------------------------------------------------------------------
Mark Owens            Director                   422,000    5.83%    12,000         410,000    5.67%
-----------------------------------------------------------------------------------------------------
Richard Wenz          President and Chief        325,000    4.30%   325,000               0       0%
                      Operating Officer
-----------------------------------------------------------------------------------------------------
Gongwei Xie           Employee                       600      (4)        50             550      (4)




----------

(1) Includes: (i) shares known by the Company to be owned by such Selling Stockholder, based solely on stock transfer records of the Company as of May 31, 1998; and (ii) shares underlying all options owned as of May 31, 1998, by such Selling Stockholder, irrespective of when such options are exercisable.

(2) Assumes that none of the Selling Stockholders acquires additional shares of Common Stock.

(3) Mr. Lerner served as the Company's President from the Company's organization in 1984 to February, 1997.

(4)  Less than one percent.

(5) Mr. Feuer also holds 150,000 shares as trustee of a trust, in which he has sole voting and investment powers. Mr. Feuer has no pecuniary interest in, and disclaims beneficial ownership of, the shares held in said trust.


                              PLAN OF DISTRIBUTION

        The Selling Stockholders may sell some or all of the Shares in transactions involving broker/dealers, who may act as agent or acquire the Shares as principal. Any broker/dealer participating in such transactions as agent may receive a commission from the Selling Stockholders (and, if they act as agent for the purchaser of such Shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Stockholders.

Broker/dealers may agree with the Selling Stockholders to sell a specified number of Shares at a stipulated price per Share and, to the extent such broker/dealer is unable to do so acting as agent for the Selling Stockholders, to purchase as principal any unsold Shares at the price required to fulfill the respective broker/dealer's commitment to the Selling Stockholders. Broker/dealers who acquire Shares as principals may thereafter resell such Shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker/dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive commissions from the purchasers of such Shares. The Selling Stockholders also may sell some or all of the Shares directly to purchasers without the assistance of any broker/dealer.

        The Company is bearing all costs relating to the registration of the Shares, provided that, any commissions or other fees payable to broker/dealers in connection with any sale of the Shares will be borne by the Selling Stockholders or other party selling such Shares.

        The Selling Stockholders must comply with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder in the offer and sale of the Shares. In particular, during such times as a Selling Stockholder may be deemed to be engaged in a distribution of the Common Stock, and therefore be deemed to be an underwriter under the Securities Act, such Selling Stockholder must comply with Rules 10b-6 and 10b-7 under the Exchange Act, as amended, and will, among other things:

        (a) not engage in any stabilization activities in connection with the Company's securities;

        (b) furnish each broker/dealer through which Shares may be offered such copies of this Prospectus, as amended from time to time, as may be required by such broker/dealer; and

        (c) not bid for or purchase any securities of the Company or attempt to induce any person to purchase any securities of the Company other than as permitted under the Exchange Act.


                                  LEGAL MATTERS

        The legality of the securities being offered hereby will be passed upon for the Company by Kassler & Feuer, P.C., of Boston, Massachusetts. Curt R. Feuer, a member of that firm, serves as Clerk and a Director of the Company. As of May 31, 1998, Mr. Feuer owned options to purchase 90,000 shares of Common Stock. As of such date, Mr. Feuer also held 150,000 shares as trustee of a trust in which he has sole voting and investment powers. Mr. Feuer has no pecuniary interest in, and disclaims beneficial ownership of, the shares held in said trust.

                                     EXPERTS

        The financial statements of the Company appearing in the Company's Annual Report on Form 10-K for the year ended January 3, 1998, have been audited by Grant Thornton LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                                  OTHER MATTERS

        The Company's Restated Articles of Organization provide that the Company's Directors shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liabilities is not permitted under the Massachusetts Business Corporation Law.

        Section 67 of Chapter 156B of the Massachusetts Business Corporation Law, the Restated Articles of Organization and the Restated By-Laws of the Company provide for the indemnification of the directors, officers, employees and other agents of the Company, and certain other persons.

        The Massachusetts Business Corporation Law also affords a Massachusetts corporation the power to obtain insurance on behalf of its directors and officers against liabilities incurred by them in those capacities. The Company has procured a directors' and officers' liability and company reimbursement liability insurance policy that (a) insures directors and officers of the Company against losses (above a deductible amount) arising from certain claims made against them by reason of certain acts done or attempted by such directors or officers and (b) insures the Company against losses (above a deductible amount) arising from any such claims, but only if the Company is required or permitted to indemnify such directors or officers for such losses under statutory or common law or under provisions of the Company's Restated Articles of Organization or By-Laws.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

No dealer, salesperson or                            517,050
other individual has been
authorized to give any
information or make any
representations in
connection with this
offering other than those                         SAFETY 1st, INC.
contained in this
Prospectus and, if given
or made, such information
or representations must
not be relied upon as                              COMMON STOCK
having been authorized by
the Company. This
Prospectus does not
constitute an offer to
sell or a solicitation of                         --------------
an offer to buy any of the
securities in any                                   PROSPECTUS
jurisdiction where, or to
any person to whom, it is                         --------------
unlawful to make such
offer or solicitation. The
delivery of this
Prospectus at any time
does not imply that
information herein is
correct as of any time
subsequent to its date.


--------------------------

      TABLE OF CONTENTS

                             Page
                             ----
Available Information           2
Incorporation of Certain
  Documents by Reference        2
The Company                     4
Investment Considerations       5
Use of Proceeds                 8                 June 23, 1998
Selling Stockholders            8
Plan of Distribution            9
Legal Matters                  10
Experts                        11
Other Matters                  11

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

        The document(s) containing the information specified in this Item 1 will be sent or given to participants in the 1996 Employee and Director Stock Option Plan (the "1996 Employee and Director Plan"), as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the "Securities
Act"), and are not filed as part of this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

        The document(s) containing the information specified in this Item 2 will be sent or given to participants in the 1996 Employee and Director Plan, as specified by Rule 428(b)(1) promulgated under the Securities Act, and are not filed as part of this Registration Statement.


                                    PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents filed by Safety 1st, Inc. (the "Company" or "Registrant") with the Securities and Exchange Commission ("Commission") are incorporated in this Registration Statement by reference:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended January 3, 1998.

     (b) The Company's Quarterly Report on Form 10-Q for the period ended April 4, 1998.

     (c) The Company's Registration Statement on Form 10, filed with the Commission on March 22, 1993, File No. 0-21404, under Section 12 of the Exchange Act, which contains a description of the Company's Common Stock.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents.

Item 4.  Description of Securities.

     Not applicable.

Item 5.  Interests of Named Experts and Counsel.

     The legality of the securities registered hereby will be passed upon for the Company by Kassler & Feuer, P.C., of Boston, Massachusetts. Curt R. Feuer, a member of that firm, serves as Clerk and a Director of the Company. As of May 31, 1998, Mr. Feuer owned options to purchase 90,000 shares of the Company's Common Stock. As of such date, Mr. Feuer also held 150,000 shares as trustee of a trust in which he has sole voting and investment powers. Mr. Feuer has no pecuniary interest in, and disclaims beneficial owership of, the shares held in said trust.

Item 6.  Indemnification of Directors and Officers.

     The Company's Restated Articles of Organization provide that the Company's Directors shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liabilities is not permitted under the Massachusetts Business Corporation Law.

     Section 67 of Chapter 156B of the Massachusetts Business Corporation Law, the Restated Articles of Organization and the Restated By-Laws of the Company provide for the indemnification of the directors, officers, employees and other agents of the Company, and certain other persons.

     The Massachusetts Business Corporation Law also affords a Massachusetts corporation the power to obtain insurance on behalf of its directors and officers against liabilities incurred by them in those capacities. The

Company has procured a directors' and officers' liability and company reimbursement liability insurance policy that (a) insures directors and officers of the Company against losses (above a deductible amount) arising from certain claims made against them by reason of certain acts done or attempted by such directors or officers and (b) insures the Company against losses (above a deductible amount) arising from any such claims, but only if the Company is required or permitted to indemnify such directors or officers for such losses under statutory or common law or under provisions of the Company's Restated Articles of Organization or By-Laws.

         See "Item 9, Undertakings" for a description of the Commission's position regarding such indemnification provisions.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

     4.1 The Registrant's Restated Articles of Organization (Exhibit to the Registrant's Registration Statement on Form S-1 (No. 33-59016) filed on March 4, 1993, as amended, and incorporated herein by reference)

     4.2   Designation of Series B Preferred Stock of the Registrant
           (Exhibit 4(c) to the Registrant's Annual Report on Form 10-K for the year ended January 3, 1998, and incorporated herein by reference)

     4.3 The Registrant's Restated By-laws (Exhibit to the Registrant's Registration Statement on Form S-1 (No. 33-59016) filed on March 4, 1993, as amended, and incorporated herein by reference)

     4.4 Specimen Stock Certificate of the Registrant's Common Stock (Exhibit 4 to the Registrant's Report on Form 10-Q for the period ended March 31, 1996, and incorporated herein by reference)

     4.5 1996 Employee and Director Stock Option Plan (Exhibit A to Proxy Statement for Annual Meeting of Stockholders held on May 28, 1997, filed on April 28, 1997, and incorporated herein by reference)

     5.1   Opinion of Kassler & Feuer, P.C.

     23.1  Consent of Grant Thornton LLP

     23.2  Consent of Counsel (included in the opinion filed as Exhibit 5.1)

     24.1 Power of Attorney (included on signature page of this Registration Statement)

Item 9.  Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, Commonwealth of Massachusetts, on the 23rd day of June, 1998.

                                  SAFETY 1ST, INC.


                                  By: /s/ Michael Lerner
                                      ---------------------------------------
                                      Michael Lerner, Chief Executive Officer


                                POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Michael Lerner his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing he may deem necessary or advisable to be done in connection with this Registration Statement, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                    Title                                Date
---------                    -----                                ----


/s/ Michael Lerner           Chief Executive Officer and          June 23, 1998
------------------------     Director (Principal Executive
Michael Lerner               Officer)


/s/ Richard E. Wenz          President and Chief Operating        June 23, 1998
------------------------     Officer
Richard E. Wenz


/s/ Andrew C. Genor          Treasurer and Chief Financial        June 23, 1998
------------------------     Officer (Principal Financial
Andrew C. Genor              Officer and Principal
                             Accounting Officer)


/s/ Michael S. Bernstein     Director                             June 23, 1998
------------------------
Michael S. Bernstein


/s/ Curt R. Feuer            Director                             June 23, 1998
------------------------
Curt R. Feuer


/s/ Robert J. Drummond       Director                             June 23, 1998
------------------------
Robert J. Drummond


/s/ Laurence S. Levy            Director                      June 23, 1998
----------------------
Laurence S. Levy


/s/ Mark Owens                  Director                      June 23, 1998
----------------------
Mark Owens


/s/ James M. Dworkin            Director                      June 23, 1998
----------------------
James M. Dworkin


/s/ John D. Howard              Director                      June 23, 1998
----------------------
John D. Howard

                                  EXHIBIT INDEX


Exhibit    Description                                                         Page
-------    -----------                                                         ----

4.1 The Registrant's Restated Articles of Organization (Exhibit to the Registrant's Registration Statement on Form S-1 (No.
           33-59016) filed on March 4, 1993, as amended, and incorporated herein by reference)

4.2        Designation of Series B Preferred Stock of the Registrant
           (Exhibit 4(c) to the Registrant's Annual Report on Form 10-K for the year ended January 3, 1998, and incorporated herein by reference)

4.3        The Registrant's Restated By-laws (Exhibit to the Registrant's
           Registration Statement on Form S-1 (No. 33-59016) filed on
           March 4, 1993, as amended, and incorporated herein by reference)

4.4        Specimen Stock Certificate of the Registrant's Common Stock
           (Exhibit 4 to the Registrant's Report on Form 10-Q for the period ended March 31, 1996, and incorporated herein by reference)

4.5        1996 Employee and Director Stock Option Plan (Exhibit A to Proxy
           Statement for Annual Meeting of Stockholders held on May 28, 1997, filed on April 28, 1997, and incorporated herein by reference)

5.1        Opinion of Kassler & Feuer, P.C.

23.1       Consent of Grant Thornton LLP

23.2       Consent of Counsel (included in the opinion filed as Exhibit 5.1)

24.1 Power of Attorney (included on signature page of the Registration Statement)
